EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Calculation of Filing Fee Tables

……F-1……..

(Form Type)

…………………………YOUXIN TECHNOLOGY LTD…………………………..…

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)(2)	Fee Calculation or Carry Forward Rule		Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(2)
Fees Previously Paid	Equity	Class A Ordinary Shares, par value US$0.0001 per share	457	(a)		$		$				$1,861.28
	Equity	Representative’s Warrants to purchase Class A Ordinary Shares(3)	457	(g)	-		-		-
	Equity	Class A Ordinary Shares underlying Representative’s Warrants	457	(a)		$		$			$
	Equity	Selling Shareholders’ Class A Ordinary Shares	457	(a)		$		$			$
Fees to be paid	Equity	Class A Ordinary Shares, par value US$0.0001 per share	457	(a)	2,645,000		$4.00		$10,580,000	$147.60 per $1,000,000		$1,561.61
	Equity	Class A Ordinary Shares underlying Representative’s Warrants(2)(4)	457	(a)	132,250		$6.00		$793,500	$147.60 per $1,000,000		$117.12
		Selling Shareholders’ Class A Ordinary Shares	457	(a)	1,875,000		$4.00		$7,500,000	$147.60 per $1,000,000		$1,107.00
	Total Offering Amounts								$18,873,500	$147.60 per $1,000,000		$2,785.73
	Total Fees Previously Paid								$1,861.28			$924.45
	Total Fee Offsets											0
	Net Fee Due											$924.45

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act.

(2)	Includes ordinary shares issuable upon exercise of the underwriters’ over-allotment option to purchase additional shares in an amount representing 15% of the ordinary shares sold in the offering.

(3)	No additional registration fee is payable pursuant to Rule 457(g) of the Securities Act.

(4)	The registrant will issue to Univest (or other designee of Univest), the underwriter, warrants to purchase up to a number of Class A Ordinary Shares equal to 5% of the number of Class A Ordinary Shares to be issued and sold in the offering. The exercise price of the warrants is equal to 150% of the offering price of the Class A Ordinary Shares offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act, the proposed maximum aggregate offering price of the underwriter’s warrants (including underwriter’s exercise of its over-allotment option in full) is $793,500 which is equal to 150% of $529,000 (5% of $10,580,000). “Underwriting” contains additional information regarding underwriter compensation.